SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2006

               SKYLYNX COMMUNICATIONS, INC.,
(Exact name of registrant as specified in its charter)

Delaware	0-27635	37-1465836
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

15 Paradise Plaza # 230, Sarasota, FL  34239

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (941) 926-2510

1502 Stickney Point Road, Unit 501, Sarasota, Florida  34231-3718
 (Former name or former address, if changed since last report)

ITEM 1.01.	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT
ITEM 8.01	OTHER EVENTS

         On July 26, 2006, SkyLynx Communications Inc. (the “Company”) entered into a License Agreement with Innovative Concepts & Mfg. Co., Inc., a Florida corporation, (“ICMI” or “Licensee”) pursuant to which the Company granted to ICMI a non-exclusive worldwide license to utilize and commercially implement the proprietary FM Data Network developed by the Company.  For such license, the Company shall receive royalty payments from ICMI as set forth in the License Agreement. The License has a term of 15 years.

ICMI is a company owned and controlled by Steven Smith, Chief Operating Officer and a director of the Company.  The License Agreement was approved by the disinterested members of the Company’s board of directors.

As a condition precedent to the License Agreement vesting in Licensee, the Company obtained a Release Agreement dated July 26, 2006 from Rural Metro, Inc. whereby all contractual relationships between the Company and Rural Metro, Inc., were terminated, the Company is fully released and Licensee is substituted in the place of the Company as to the Company’s obligations under the Rural Metro contracts.

The Company's retains sole and complete ownership of all intellectual property rights associated with the Data Network, and has the right to commercially implement the Network and to license other interested parties.  At the present time the Company is evaluating the operations of the Data Network and is exploring alternatives to increase shareholder value.  The agreement with ICMI releases the Company from the capital requirements of fully executing the Rural Metro contract, but allows the Company to continue to own the Data Network.   With the arrangement in place, management is able to focus on developing the business and prospects of VETCO Hospitals, Inc. (acquired in May 2006) where it believes the Company can add greater long term value for its shareholders.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS
(c)	Exhibits

Item	Title

1.0	License Agreement
2.0	Release Agreement

SIGNATURE

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKYLYNX COMMUNICATIONS, INC.
Date: October 2, 2006	By:/s/ K. Bryan Shobe K. Bryan Shobe Chief Executive Officer

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